Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands, except ratios)

	Six Months Ended
	06/30/2013		12/31/2012	12/31/2011		12/31/2010		12/31/2009		12/31/2008
Pre-tax income from continuing operations	$149,381		$259,660	$(370,291)		$136,492		$67,888		$190,193
Interest expense	49,566		83,136	72,807		66,541		50,738		26,209
Amortization of capitalized interest	1,437		2,116	1,813
Capitalized interest	3,450		17,915	29,117		28,321		30,107		23,209
Earnings	$200,384		$344,912	$(295,671)		$203,033		$118,626		$216,402
Ratio of earnings to fixed charges	3.8	x	3.4x	—	(1)	2.1	x	1.5	x	4.4	x
 ___________________________

(1)
For the year ended December 31, 2011, earnings were deficient by $397.6 million, which was due primarily to a pre-tax, non-cash charge to earnings of $625.0 million related to the impairment of our E. Texas natural gas properties.

For purposes of this table, “earnings” consists of earnings before income taxes plus interest expense and amortization of capitalized interest.  “Fixed charges” consists of interest expensed and capitalized.